EXHIBIT 99.1

Contact:	Susan E. Moss Senior Vice President, Marketing and Communications (502) 596-7296

KINDRED NAMES BENJAMIN A. BREIER CHIEF EXECUTIVE OFFICER-ELECT

Chief Executive Officer Paul J. Diaz to Become Executive Vice Chairman

of the Kindred Board of Directors

LOUISVILLE, Ky. (October 30, 2014) – Kindred Healthcare, Inc. (the “Company” or “Kindred”) (NYSE:KND) today announced that Benjamin A. Breier will become Chief Executive Officer on March 31, 2015, succeeding Paul J. Diaz who will become Executive Vice Chairman of the Kindred Board of Directors. Mr. Breier will also become a member of Kindred’s Board of Directors, effective March 31, 2015.

Mr. Breier joined the Company in August 2005 as President of the Rehabilitation Division. In March 2008 he was named President of the Company’s Hospital Division. He was promoted to Chief Operating Officer in August 2010, and assumed the additional responsibilities of Company President in May 2012.

“Ben is a strong leader with an intimate understanding of Kindred and each of its businesses,” said Phyllis R. Yale, Chair of Kindred’s Board. “The Board is confident that he will successfully direct Kindred’s growth and capabilities to create solutions for our nation’s healthcare delivery system. The Board also appreciates Paul’s outstanding leadership and many contributions, and looks forward to his transitional support and ongoing strategic involvement with the Company. Since joining Kindred in January 2002, Paul has been instrumental in advancing the Company’s Mission and in creating the nation’s largest, fully diversified post-acute and rehabilitation care provider.”

“It has been an honor and a privilege to serve the Company and our dedicated teammates over the past 12 years,” said Mr. Diaz. “While the time is right for me and my family to transition from the day-to-day leadership of the Company, I am confident in Ben’s abilities to carry forward our shared vision for Kindred, its Mission and strategy. During Ben’s tenure as President, he significantly enhanced both the quality outcomes Kindred cares so deeply about, and the operational excellence for which Kindred has come to be known. Ben has continued to drive performance, efficiencies of service and enhanced employee engagement. Over the last several years, Ben has been my partner in every way, leading our Continue the Care Strategy in our Integrated Care Markets, the integration of RehabCare in 2011, as well as the significant repositioning of the Company, and more recently the announcement of our agreement to acquire Gentiva Health Services, Inc. (NASDAQ:GTIV). While his management talents are well known, his passion for our people and patients gives me the confidence that he will create ongoing success for the Company and deliver value for our patients, teammates, and shareholders well into the future.”

“I am honored by the opportunity to lead a dynamic organization like Kindred. I look forward to continuing the mission of making post-acute care more efficient and accessible to the nation’s healthcare beneficiaries,” commented Mr. Breier. “Paul led Kindred through an amazing organizational transformation over the last decade. I am fortunate that, in his new role, he will assist me in the transition, and be actively involved in supporting critical areas including advancing our public policy agenda, network development and strategic planning. I am glad I will have my friend and partner with us as we continue our journey together.”

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680 South Fourth Street    Louisville, Kentucky 40202

502.596.7300    www.kindredhealthcare.com

Kindred Names Benjamin A. Breier Chief Executive Officer-Elect

October 30, 2014

About Benjamin A. Breier

Benjamin A. Breier, 43, has served as President and Chief Operating Officer of Kindred since May 2012. Prior to joining the Company in 2005, he served as Concentra, Inc.’s Senior Vice President of Operations and Vice President of Operations. Before joining Concentra, Mr. Breier served as Director of Operations at Premier Practice Management, Inc. He joined Premier as Chief Operating Officer in January 1997 and became Chief Executive Officer in June 1998. Premier Practice Management was a subsidiary of Premier, Inc., the largest hospital group purchasing alliance in the United States.

Mr. Breier received his bachelor’s in economics from The Wharton School of Business at The University of Pennsylvania. He also holds an MBA and an MHA from The University of Miami (FL).

In September 2010, Mr. Breier was named by Modern Healthcare magazine to the 2010 “Up & Comers” list, which recognizes young leaders aged 40 and under who are making a difference in healthcare.

About Kindred Healthcare

Kindred Healthcare, Inc., a top-150 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of $5 billion and approximately 63,000 employees in 47 states. At June 30, 2014, Kindred through its subsidiaries provided healthcare services in 2,353 locations, including 97 transitional care hospitals, five inpatient rehabilitation hospitals, 98 nursing centers, 21 sub-acute units, 153 Kindred at Home hospice, home health and non-medical home care locations, 104 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,875 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for six years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

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